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                                                                   EXHIBIT 10.27


                                LETTER AGREEMENT

         This Letter Agreement, dated as of February 17, 2000, evidences the undersigneds' desire to enter into a two-year strategic alliance (the "Alliance") among Iberoamerican Media Holdings Chile S.A., a Chilean company, and/or its affiliates ("Iberoamerican"), Red de Television Chilevision S.A., a Chilean company, and/or its affiliates ("Chilevision" and together with Iberoamerican, "IRC") and El Sitio, Inc., a British Virgin Islands company, and/or its affiliates ("El Sitio"). The Alliance shall commence on the date hereof. It is the intent of the undersigned to negotiate and execute a final definitive agreement that will incorporate the terms contained herein and such other terms and conditions as the parties hereto shall mutually agree to include, on or before March 15, 2000 (the "Agreement"). This Letter Agreement is, and shall remain a binding agreement, inuring to the benefit of all parties, until such time as the parties hereto execute the Agreement. The essential terms and conditions are as follows:

         1. Purpose. The purpose of this Letter Agreement and the Agreement shall be as follows:

         a. El Sitio shall assist IRC in the development of Web Sites (the "Site(s)") for (i) several radio stations that are owned and/or managed by Iberoamerican, including, but not limited, to: "Rock & Pop," "Corazon," "Pudahuel," "Music One," "FM Dos," "FM Hit," "Futuro" and "Aurora" and (ii) four additional Web Sites for broadcast television stations managed by Chilevision, known as "Chilevision." To the extent Iberoamerican acquires additional radio stations after the date of this Letter Agreement and during the term of the Agreement, such stations shall be included as part of this Letter Agreement and the Agreement (the current and future radio and television stations hereinafter collectively referred to as the "IRC Network").

         b. Iberoamerican shall provide El Sitio with administrative, accounting, legal (excluding litigation services, licenses referred to in Section 4(b) below and copyrighting and licensing referred to in Section 4(c)), human resource, payroll and collection services; provided, however, that such services will be limited to El Sitio's operations in Chile, including, without limitation, with respect to the El Sitio Site in Chile (the "ESC Site"). In accordance with this Letter Agreement, IRC shall provide local content for the ESC Site.

         2. IRC's Responsibilities. IRC shall have the following obligations and responsibilities:

                  a. IRC shall use commercially reasonable efforts to provide El Sitio with IRC's proprietary programming, promotions, celebrities, local news and other similarly situated content and materials (including any similar content of any third party to which IRC has the right to sublicense such content to El Sitio) (the "IRC Content") for the development and


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                           promotion of the ESC Site to the extent such
                           programming, promotions, celebrities, local news and other materials are available for use on the Site(s) and to which IRC has the right to provide such IRC Content to El Sitio. IRC shall not provide IRC Content to any other Internet portal, site, network or Internet service provider. In the event El Sitio wishes to publicly perform any musical works or sound recordings contained within the IRC Content on the ESC Site, El Sitio will have to obtain a separate license from IRC for such musical works and sound recordings.

                  b. Subject to the provisions of Section 2.a above, IRC shall cause its employees to provide IRC Content to El Sitio on a timely basis for the development and maintenance of the Site(s).

                  c. Throughout the term of this Letter Agreement and the Agreement, any new stations developed or acquired by IRC shall become subject to the terms hereof and of the Agreement. In the event IRC develops or acquires additional radio stations, or in the event that any such station is sold or dissolved, the parties shall in good faith adjust on an equitable basis the compensation provided for in section 5 below.

                  d. Iberoamerican shall serve as the exclusive sales agent for marketing and selling the advertising for the Site(s) and the ESC Site within the Republic of Chile, provided that El Sitio will have the right, in its sole discretion, to object to the delivery of reasonably objectionable advertisements on the ESC Site which could damage El Sitio's image (e.g., guns and pornography). Notwithstanding the foregoing, El Sitio shall have the right to market and sell advertising for the Site(s) and the ESC Site outside the Republic of Chile. IRC shall be solely responsible for establishing rate cards for the sale of advertising on the Site(s), and El Sitio shall be solely responsible for establishing rate cards for advertising on the ESC Site. Iberoamerican shall not, without the prior approval of El Sitio, make discounts from the ESC Site rate cards or accept barter arrangements with respect to advertising on the ESC Site.

                  e. Iberoamerican shall provide El Sitio with office space for the operation of El Sitio in Chile, the location and size of which to be mutually agreed upon by Iberoamerican and El Sitio, and which shall measure approximately 110 square meters by 170 square meters. Iberoamerican shall also provide office furniture and equipment as deemed reasonably necessary in the judgment of both parties.

                  f. Iberoamerican shall be solely in charge of all billing and collection related to the sale of advertising within the Republic of Chile and generated from the Site(s) and the ESC Site; provided, however, that said billing and collection shall be made on behalf of El Sitio.

                  g. Iberoamerican shall be El Sitio's exclusive provider of administrative, accounting, legal (excluding litigation services, licenses referred to in


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                           Section 4(b) below and copyrighting and licensing
                           referred to in Section 4(c)), human resource, payroll and collection services in the Republic of Chile; provided, however, that such exclusive services will be limited those services related to El Sitio's operations in Chile, including, without limitation, the ESC Site.

                  h. IRC shall hire personnel necessary for the provision and updating of the IRC Content for the Sites, as IRC reasonably determines.

         3. El Sitio's Responsibilities. El Sitio shall have the following obligations and responsibilities:

                  a. El Sitio shall not design any World Wide Web pages for any competitor of IRC in the Republic of Chile.

                  b. Within sixty (60) days after the execution of this Letter Agreement, El Sitio shall establish a Chilean entity for the purposes of fulfilling its obligations under this Letter Agreement and the Agreement. El Sitio agrees to maintain corporate control of such Chilean entity at all times during the term of the Letter Agreement and the Agreement.

                  c. El Sitio shall be responsible for the development of the Sites for each radio station of the IRC Network. El Sitio's services hereunder will include web design, hosting, housing and maintenance services. Furthermore, El Sitio shall develop the ESC Site to host local content in the Republic of Chile (including IRC Content, El Sitio's global content and other content) and with a focus on serving users within the Republic of Chile. El Sitio will design each Site to have links to and from the ESC Site. Each Site shall be developed in such a manner that they retain the "look and feel" of the radio stations in the IRC Network while at the same time meeting the standards and practices of El Sitio. Each Site shall contain a border linking the Site(s) to the ESC Site and other El Sitio properties. The "look and feel" of the Site(s), as well as the borders, shall be preapproved by IRC, which approval shall not be unreasonably withheld, prior to the Launch Date, as defined below. The ESC Site shall maintain the "look and feel" of El Sitio properties. El Sitio shall host the Site(s) on its servers and El Sitio shall use commercially reasonable efforts to provide a level of server capacity necessary for the effective operation of the Site(s). El Sitio shall also provide mailbox and e-mail features to the visitors of the Site(s). All visitors to the Site(s) shall be deemed registered users of and traffic for El Sitio. The Parties agree that the Sites shall be the property of IRC and the ESC Site shall be the property of El Sitio. El Sitio shall use commercially reasonable efforts to provide the support necessary for IRC to audit traffic associated with the Site(s) (for example, third party audits by entities such as Double Click, I/PRO Nielsen or some other similarly situated entity), the timeliness and accuracy of which shall be the sole responsibility of such third-party provider.


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                  d.       El Sitio shall use its best efforts to have the
                           Site(s), including the ESC Site, on-line and operational on or before April 1, 2000 (the "Launch Date").

                  e. El Sitio shall be responsible for hiring all personnel necessary for the operation of El Sitio in Chile. El Sitio shall be responsible for all expenses incident to the office space provided by Iberoamerican in Chile, including, but not limited to, utilities, communications, electricity and other similar expenses. El Sitio shall be responsible for purchasing and maintaining the computers and equipment necessary to perform the services contemplated in this Letter Agreement and the Agreement.

         4. Other Agreements. The parties shall have the following obligations and responsibilities:

                  a. With respect to the IRC Content, IRC shall be responsible for developing materials for inclusion into the Site(s). The parties shall cooperate with each other in order to effectuate the transmission of IRC Content into the Site(s) and the ESC Site. The frequency and nature of updates to IRC Content by IRC, as it relates to each Site hereunder, shall be agreed upon by the parties in accordance with commercially reasonable standards.

                  b. Each party shall be responsible for obtaining all licenses and satisfying any and all other legal requirements (including any costs associated therewith) necessary to operate within their respective jurisdictions.

                  c. Each party shall be responsible for copyrighting and licensing their respective content (including any costs associated therewith). The parties agree that their respective trademarks and service marks (the "Marks") shall remain the property of each party and that no ownership rights to any such property shall be transferred to the other party under this Letter Agreement or the Agreement. All of the IRC Content developed by IRC on the Site(s) shall be the property of IRC. Each party grants to the other a non-exclusive license to use such party's content, trademarks or other properties throughout the term of the Agreement, solely for use with respect to the Site(s) and the ESC Site; provided, however, that none of the parties shall use the others' intellectual property in any way which could harm or impair the value thereof. In addition, each party shall use all reasonable skill and care in the provision of any services pursuant to its use of another party's Marks; shall comply with applicable laws and regulations; and shall provide such services at the standard of quality commensurate with those provided by the party that owns the Mark in question. At any time, a party may request information from another party in order to verify such other party's proper use of the party's Marks; provided, however, that such party shall maintain all such information received in strict confidence, shall not disclose any such information to any other party and shall use such information solely for the purposes of


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                           any such verification. The use of intellectual
                           property shall be consistent with the terms of this Letter Agreement and the Agreement.

                  d. IRC and El Sitio shall work together on a good-faith basis to develop a marketing campaign for the Site(s) and the ESC Site, with the objective of increasing traffic to the Site(s) and the ESC Site.

         5. Compensation & Revenue Sharing. Iberoamerican and El Sitio shall share in the net revenues collected on advertising sold within the Site(s) and the ESC Site, calculated after subtracting (i) commercially reasonable sales commissions (which shall not exceed 15%) actually incurred, (ii) commercially reasonable advertising commissions (which shall not exceed 15%), to the extent that such commissions are actually incurred to a third party not affiliated with or employed by Iberoamerican, and (iii) taxes paid to any governmental authority (hereinafter referred to as "Net Advertising Revenues"). Iberoamerican and El Sitio shall share in the Net Advertising Revenues that Iberoamerican has collected from clients, with 70 percent to be allocated to Iberoamerican and 30 percent to be allocated to El Sitio. Notwithstanding the foregoing, Iberoamerican guarantees that El Sitio's share of Net Advertising Revenues for year one and year two of this Letter Agreement and the Agreement shall not be less than Three Hundred Thousand Dollars ($300,000.00 U.S.) and Six Hundred Thousand Dollars ($600,000.00 U.S.), respectively (the "Guaranty Amounts"). In the event El Sitio's share of Net Advertising Revenue shall be less than the Guaranty Amounts, Iberoamerican shall pay El Sitio the difference in cash (or in such other manner as mutually agreed upon by the parties at the end of the relevant period).

         In the event Iberoamerican sells advertising for other El Sitio sites, Iberoamerican shall be entitled to and receive a commission of twenty-five percent (25%) of all Net Advertising Revenues with respect to such advertising. In the event El Sitio sells advertising for the Site(s), El Sitio shall receive a commission of twenty-five percent (25%) of all Net Advertising Revenues with respect to such advertising. All payments required hereunder shall be paid on a quarterly basis. To ensure compliance with the terms of the Agreement, IRC shall have the right, at its own expense, to direct an audit of all of the accounting and sales books and records of El Sitio which are relevant to the Agreement; provided, however, that IRC shall only be permitted to conduct such audits during El Sitio's regular business hours and at a frequency no greater than once per year during the Agreement and this Letter Agreement.

         As partial consideration for the relationship established hereby, thirty days following the execution of the Agreement El Sitio shall issue and deliver to Iberoamerican One Million and 00/100 Dollars ($1,000,000 U.S.) Class B preferred shares of El Sitio, with a value per share of $9.00, and shall issue to Chilevision Five Hundred Thousand and 00/100 ($500,000 U.S.) with a value per share of $9.00, provided that El Sitio had obtained the necessary waiver from Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Wit Capital Corporation, if applicable, for such issuance. El Sitio shall do its best efforts to obtain from Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Wit Capital Corporation, if necessary for purpose of the foregoing, a waiver for the issuance of the Class B preferred shares herein referred during the "lock up" period currently applicable with respect to the issuance of capital stock by El Sitio resulting from El Sitio's initial public offering of common stock. The Class B preferred shares of El Sitio granted herein to IRC shall be "restricted stock" as defined in Rule 144 (d) under the Securities Act of 1933, as


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amended (the "Securities Act") and cannot be disposed of by IRC for a period of twelve (12) months after the date hereof or otherwise as required by U.S. securities laws.

         Iberoamerican shall pay El Sitio the amount of Twenty Thousand and 00/100 Dollars ($20,000.00 U.S.) per month for the web design and support services contemplated in Section 3(c) herein. El Sitio shall pay Iberoamerican the amount of Twenty Thousand and No/100 ($20,000.00 U.S.) on a monthly basis for provision of the office space and administrative, marketing and legal support as contemplated in Sections 2(e), (f) and (g) herein.

         6. Confidentiality. IRC and El Sitio each agree to treat as confidential and proprietary all information disclosed to each other in connection with this Letter Agreement and the Agreement. Both parties shall use commercially reasonable efforts to protect the confidentiality of any proprietary information disclosed to the party by the other party. The parties acknowledge that the documents and discussions may contain or have involved customer or client records, processes, marketing plans, business ideas, financial data, prices, advertising, future plans and any other information which are valuable, special and unique assets. At no time during or after the term of this Letter Agreement or the Agreement will any party use personally or for profit any confidential or proprietary information of another party. Except as required by law or legal process, no party shall disclose to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any confidential or proprietary information of another party.

         7. Expenses. Each party will bear its own expenses in connection with the preparation of this Letter Agreement and the Agreement; provided, however, that any party instituting legal proceedings to enforce any provision hereof (including those that survive termination of this letter agreement) or to remedy any breach hereof, shall be entitled to recover reasonable attorney's fees incurred in connection therewith, if that instituting party is successful in any such proceedings.

         8. Public Announcements. No party hereto will make any public announcement or issue any press release or disclose to any other person (except as otherwise provided herein) any information regarding this transaction, this Letter Agreement, the Agreement or the subject matter hereof, without the prior written consent of each other party hereto, unless otherwise required by law. El Sitio shall however have the right to disclose the transactions contemplated hereby and by the Agreement in any offering statement(s) or presentations to third parties incident to its share offerings.

         9.       General.

                  a. Affiliates; Assignment and Amendments. Each party agrees to cause its affiliates to take any action necessary to permit such party to meet its obligations hereunder. None of the parties to this Letter Agreement shall assign its rights or obligations hereunder without the prior written consent of the other parties. No amendment, modification or discharge of this Letter Agreement shall be valid or binding unless agreed to in writing by all of the parties hereto.

                  b. Governing Law and Submission to Jurisdiction. Without regard to its principles of conflicts of laws, the laws of the State of New York shall


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                           govern and control the validity, interpretation,
                           performance and enforcement of this Agreement. To the extent permitted by law, the parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and determined only in the state and federal courts in the County of New York, State of New York, United States of America, and each party hereby submits to jurisdiction of the state and federal courts located in the County of New York, State of New York, United States of America.

                  c. Notices. Unless otherwise provided herein, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class, registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular mail, or telecopied, as the case may be, to such party at the address or telecopier number provided herein, subject to written change by such party:

                           (1)      If to El Sitio:
                                            Avenida Ing. Huergo
                                            1167 Buenos Aires, Argentina
                                            Attention: Walter Forwood
                                                       Guillermo Bellati
                                            Telecopier:  (011)(5411) 4339-3750

                           (2)      If to Iberoamerican:
                                            Eleodoro Yanez 1783
                                            Comuna de Providencia
                                            Santiago, Chile
                                            Attention:Gerencia General
                                            Telecopier:  (562) 381-2026

                           (3)      If to Chilevision:
                                            Inez Mate Urrejola 0825
                                            Santiago, Chile
                                            Attention:Gerencia General
                                            Telecopier:(562) 252-5109

                  d. Severability. Any provision of this Letter Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         IN WITNESS WHEREOF, the parties hereto, each being duly empowered and authorized to do so, have duly executed this Agreement as of the date first above written.


EL SITIO, INC.


By:  /s/ Walter Forwood
     ---------------------
     Name:
     Title:



RED DE TELEVISION
CHILEVISION S.A.


By:  /s/ Jaime Vega
     ---------------------
     Name:
     Title:





IBEROAMERICAN RADIO
HOLDINGS CHILE S.A.


By:  /s/ Jaime Vega
     ---------------------
     Name:
     Title:


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